EXHIBIT 12

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                   Years Ended December 31,
                                                   ------------------------
                                                  2002       2001        2000
                                                  ----       ----        ----
                                                     (dollars in millions)

Net income                                       $1,736       $601      $4,452
Income taxes                                        533        768       2,393
(Income)/losses of and dividends from
     nonconsolidated associates                     (43)       183         350
Amortization of capitalized interest                 73         73          69
                                                  -----       ----       -----

Income before income taxes,
   undistributed income of nonconsolidated
associates,  and capitalized interest             2,299      1,625       7,264
                                                  -----      -----       -----

Fixed charges included in income
   Interest and related charges on debt           8,327      8,770       9,475
   Portion of rentals deemed to be interest         318        330         341
                                                 ------     ------      ------
    Total fixed charges included in income        8,645      9,100       9,816
                                                  -----      -----       -----

Earnings available for fixed charges            $10,944    $10,725     $17,080
                                                 ======     ======      ======

Fixed charges
   Fixed charges included in income              $8,645     $9,100      $9,816
   Interest capitalized in the period               191        171         137
                                                 ------     ------     -------
      Total fixed charges                        $8,836     $9,271      $9,953
                                                  =====      =====       =====

Ratios of earnings to fixed charges                1.24       1.16        1.72
                                                   ====       ====        ====


























                                      IV-10